FOR IMMEDIATE RELEASE

Contact:
Bradley Sharp
Development Specialists, Inc.
702-566-2440


     AgriBioTech, Inc. Announces INTERIM BANKRUPTCY COURT ORDER AUTHORIZING
                            POST-PETITION FINANCING

         HENDERSON,  NV,  March  3,  2000-  AgriBioTech,   Inc.  ("ABT"  or  the
"Company") (NASDAQ National Market: ABTXQ) today announced the entry of an interim Bankruptcy Court order authorizing the Company to enter into a Chapter 11 debtor-in-possession ("DIP") credit facility with its pre-bankruptcy lenders.

         At an emergency hearing on February 24, 2000, the Bankruptcy Court on an interim basis authorized the Company to enter into the DIP credit facility with Bank of America, N.A., as agent, and Deutsche Financial Services Corporation, as administrative agent, for the bank group. A final hearing, at which the Bankruptcy Court is expected to consider approving the facility on a permanent basis, has been scheduled for March 22, 2000. Under the Bankruptcy Court's interim order, the Company may borrow only up to $23 million under the credit facility until the facility is finally approved. The Company can give no assurance that any final order of the Bankruptcy Court regarding the credit facility can be obtained.

         The Company has previously determined to attempt to sell its assets in one or more going-concern sales. The Company is in the process of preparing a bid solicitation package which will be disseminated to eligible parties expressing an interest. "While we are confident that solicitation process will help maximize the value of the Company's assets, at this stage it is impossible to predict the level of interest among potential purchasers, and it remains uncertain at best whether the liquidation proceeds will be sufficient to generate any distribution to the Company's stockholders," said William J. Brandt of DSI.

         In papers filed with the Bankruptcy Court, representatives of the Company advised the Bankruptcy Court that the DIP credit facility was needed to provide the Company with the funding necessary to operate and maintain its businesses and to pay critical expenses during the pendency of its Chapter 11 case. "The Company requires the DIP financing in order to fund the expenditures which are critical to their on-going operations during the first few weeks of its chapter 11 case. The Company is experiencing a cash flow crisis, and needs the proposed DIP facility in order to make payroll and support its business operations," stated Bradley Sharp, a principal of Development Specialists, Inc., a court-appointed reorganization consultant to the Company. Counsel for the Company argued that, absent the funds to be advanced under the DIP credit facility, the Company would have no way to continue to operate its businesses and would have to shut its doors.

         Before the commencement of the Company bankruptcy case, the bank group had provided the Company with a $90 million revolving line of credit. Under the DIP facility, the bank group is anticipated to provide the Company with a post-petition revolving line of credit of up to $90 million similar to the pre-petition revolving line of credit, as well as term loans in an amount equal to the sum of $8.6 million in new funds plus certain other amounts. Amounts outstanding under the term loans reduce the amount available under the revolving line.

         Under the DIP credit facility, the Company may request loans or financial accommodations in the form of advances under the revolving line, term loans or letters of credit according to a formula that provides for "availability." Credit under the facility will be limited based on the amount of the Company's outstanding indebtedness under the facility, outstanding accounts receivable, and inventory and certain other factors as described in the DIP credit facility agreement.

         Repayment of the obligations for new advances under the DIP facility effectively will be secured by all of the pre-petition and post-petition assets of the Company. The Company's "existing" debt under the pre-petition credit facility will continue to be secured by the same collateral covered under the bank group's pre-petition loan and security agreement and the proceeds of such collateral.

         The Company expects to make term loan borrowings of $13 million under the DIP credit facility. Of this amount, approximately $3.6 million is earmarked to enable the Company to purchase seed to satisfy certain inventory purchase orders of Home Depot, a major customer. An additional $5 million will be used to fund certain other business activities, including purchase of seed for blends and mixes, freight costs, and quality testing, needed to move products to market during the Company's critical shipping season. The balance of $4.4 million represents cash collateral usage by the Company authorized to date.

         The DIP credit facility terminates on July 31, 2000. However, the facility may be terminated earlier by the Company, the bank group, or otherwise as provided under the credit facility agreement, and no assurance can be given that the credit facility will remain in effect until July 31, 2000.

         Before obtaining interim authority to enter into the DIP facility, the Company had been operating with funds supplied under interim arrangements with its pre-petition secured lenders. This interim financing expired on February 25, 2000.

         Following the de-listing of the Company's securities from the NASDAQ National Market on February 18, 2000, the Company requested modification of its financial reporting obligations from the Securities and Exchange Commission. On March 1, 2000, after consultation with the Commission, the Company withdrew its request until further notice.

         For further information regarding the AgriBioTech's bankruptcy case, interested persons may turn to the Company's website at www.agribiotech.com.

         The foregoing information may contain forward looking statements, including statements regarding (a) the date of the Bankruptcy Court hearing at which final approval of the Company's line of credit will be considered; (b) the availability of borrowings under the Company's credit facility and the use of such borrowings for specific purposes; (c) the adequacy of the Company credit facility to meet the Company's operational and other expenses; and (d) the timing and manner of soliciting bids for the purchase of Company assets. These statements are subject to the risks and uncertainties of forward-looking statements, including but not limited to (i) postponement, re-scheduling or other changes in the timing of Bankruptcy Court proceedings affecting the timing of the court's consideration of any matters; (ii) changes in the amount of the Company's existing indebtedness, inventory levels, and other factors affecting the availability of credit under the credit facility; (iii) changes in the Company's business strategy or operations that require or make appropriate the utilization of borrowings under the credit facility for differenc purposes; (iv) the ability of the Company's management to prepare bid solicitation packages efficiently and expeditiously; and (v) other factors as detailed from time to time in the Company's SEC filings.